Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form F-1 of our report dated October 27, 2023, relating to the consolidated financial statements of ARB IOT Group Limited for each of the three years in the period ended June 30, 2023 and to all references to our firm included in this Registration Statement.

Certified Public Accountants

Lakewood, CO

January 23, 2024